Exhibit 99.1

NEWS RELEASE

CONTACT:
CONMED Corporation
Todd Garner
Chief Financial Officer
ToddGarner@conmed.com

Martha Aronson to Step Down from CONMED Board of Directors Following
Appointment as President and Chief Executive Officer of Merit Medical Systems, Inc.

Largo, Fla. – July 7, 2025 – CONMED Corporation (NYSE: CNMD) today announced that Martha Aronson will be stepping down from the company’s Board of Directors to assume the role of President and Chief Executive Officer at Merit Medical, a global leader in the development, manufacture and distribution of proprietary medical devices. Mrs. Aronson’s resignation from the Board will be effective July 7, 2025, as she transitions to her new leadership responsibilities.

“We are sincerely grateful to Martha for her years of dedicated service to CONMED,” said Pat Beyer, President and Chief Executive Officer of CONMED. “Her guidance and expertise have been invaluable to our Board and to me personally as I stepped into the CEO role. We will miss her thoughtful leadership and wish her continued success in this exciting next chapter.”

LaVerne Council, Chair of the Board of Directors, added, “On behalf of the entire Board, I want to thank Martha for her outstanding contributions to CONMED. Her strategic insight and unwavering commitment to excellence have helped shape the company’s direction and success. We wish her all the best as she takes on this new opportunity as President and CEO of Merit Medical.”

Ms. Aronson joined the CONMED Board in February 2016 and served in various leadership capacities, including as Chair of the Board. Her tenure has been marked by a focus on strategic growth, governance excellence, and a deep commitment to the company’s mission and values.

About CONMED Corporation

CONMED is a medical technology company that provides devices and equipment for surgical procedures. The Company’s products are used by surgeons and other healthcare professionals in a variety of specialties including orthopedics, general surgery, gynecology, thoracic surgery, and gastroenterology. For more information, visit www.conmed.com.

Forward-Looking Statements

This press release may contain forward-looking statements based on certain assumptions and contingencies that involve risks and uncertainties, which could cause actual results, performance, or trends to differ materially from those expressed in the forward-looking statements herein or in previous disclosures. For example, in addition to general industry and economic conditions, factors that could cause actual results to differ materially from those in the forward-looking statements may include, but are not limited to the risk factors discussed in the Company’s Annual Report on Form 10-K for the full year ended December 31, 2024, listed under the heading Forward-Looking Statements in the Company’s most recently filed Form 10-Q and other risks and uncertainties, which may be detailed from time to time in reports filed by CONMED with the SEC. Any and all forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and relate to the Company’s performance on a going-forward basis. The Company believes that all forward-looking statements made by it have a reasonable basis, but there can be no assurance that management’s expectations, beliefs or projections as expressed in the forward-looking statements will actually occur or prove to be correct.